Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS HIGHER EARNINGS
STAMFORD, CONNECTICUT OCTOBER 29, 2007 Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported net income of $741,000 for the quarter ended September 30, 2007, an increase of 39% compared to the prior quarter ended June 30, 2007 when net income was $534,000.  Net income of $741,000 for the third quarter of 2007 was 10% higher than the $671,000 earned for the comparable period ended September 30, 2006.  On a per share basis, net income was $0.16 for the quarter ended September 30, 2007, compared to $0.11 for the previous quarter and $0.20 for the same period ended September 30, 2006.  For the nine months ended September 30, 2007 net income was $1,791,000 ($0.38 per share) an increase of 14% over the $1,577,000 ($0.48 per share) for the nine months ended September 30, 2006.

Total assets of $769 million at September, 30, 2007 represent a 19% increase or $123 million above the December 31, 2006 total of $646 million and increased $155 million or 25% above the September 30, 2006 level.  Total deposits increased 30% or $152 million from September 30, 2006 to September 30, 2007.  Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the increase in deposits reflects the continued expansion of the branch network and the ongoing growth achieved within the more established branches.  Mr. Howell further stated that since September 30, 2006, the Bank has added six new branches which represents a 60% increase in the number of branches.  During that period the Bank has added three branches in Fairfield County, CT, one in New Haven County, CT, one in Westchester County, New York and acquired a branch in Manhattan.

The loan portfolio grew to $641 million at September 30, 2007, an increase of 41% or $186 million above the $455 million at September 30, 2006.  Closed loans for the nine months ended September 30, 2007 increased 39% over the same period in the prior year.  Loan demand remains strong as the pipeline of loans approved but not yet closed was 33% higher at September 30, 2007 than it was at the same date in the prior year.  Mr. Howell stated that demand in the local market remains strong for construction and commercial real estate financing.  The Bank continues to maintain strict underwriting standards and focuses on financing properties primarily in areas within its target market which consists of Fairfield County, CT, Westchester County, NY, New York City and Long Island, NY.  The Bank has not had any exposure to sub-prime or Alt-A loans within its loan and investment portfolios.  The average length of time a construction loan remains in portfolio from origination through payoff has not increased.  The Bank’s HELOC and consumer loan portfolio continues to perform well.  Non-accruing loans of $3.9 million represent exposure to two borrowers.  One loan for $1 million, which was added to non-accrual in September 2007, is secured by real estate and is expected to be resolved satisfactorily in the near term.  The other relationship consists of three loans, a portion of which is guaranteed by the SBA in addition to collateral consisting of commercial and residential real estate as well as business assets that serve as collateral for the entire balance.  The performance of the Bank’s loan portfolio and overall asset quality continues to remain strong.

Net interest income of $6.2 million for the quarter ended September 30, 2007 represents an increase of 24% from the same period in the prior year.  The growth in the loan portfolio resulted in the utilization of liquidity that had built up in the first half of the year and high rate certificates of deposit that matured in the third quarter renewed at significantly lower interest rates.  The net interest margin for the quarter ended September 30, 2007 increased 23 basis points to 3.51% as compared to the prior quarter.

Total non-interest expenses increased 24% from $4.5 million for the quarter ended September 30, 2006 to $5.6 million for the quarter ended September 30, 2007 resulting from higher staffing, occupancy and equipment costs which primarily reflects the impact of the branch expansion program.  Non interest income of $552,000 for the quarter ended September 30, 2007 was down 13% from the quarter ended September 30, 2006 due to lower residential mortgage brokerage referral fees.  Results for the quarter ended September 30, 2007 include a gain of $86,000 on the sale of other real estate owned acquired through foreclosure.

Mr. Howell indicated that he was pleased by Patriot’s performance given the very difficult operating environment for the financial services industry.  The Bank continues to execute its strategic plan and will open branches in Westport, CT and Scarsdale, NY before the end of the year.  New branches are also planned to open in Stratford and Bridgeport, CT during the first quarter of next year.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 16 full service branches, 14 in Connecticut and two in New York. It also has loan production offices in Stamford, CT and Melville, NY.

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006

	(000)	(000)	(000)	(000)
Net interest income	$6,232	$5,035	$17,734	$14,614
Non-interest income	552	633	1,663	1,844
Non-interest expense	5,572	4,491	16,469	12,924
Provision for loan losses	-	117	-	1,040
Income before taxes	1,211	1,061	2,928	2,493
Loans at period end	641,427	455,001	641,427	455,001
Deposits at period end	656,502	504,504	656,502	504,504
Assets at period end	769,487	613,825	769,487	613,825
Shares outstanding	4,747	4,739	4,747	4,739

Income per share	0.16	0.20	0.38	0.48

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2006.